Filed Pursuant to Rule 433 under the Securities Act
Registration Statement no. 333-191114
Issuer Free Writing Prospectus dated February 3, 2016
NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

 THREE YEAR COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings:	A1 (Stable) / A (Negative) / A+ (Stable) (Moody’s / S&P /Fitch)

Principal Amount:	$350,000,000

Security Type:	Collateral Trust Bonds

Legal Format:	SEC Registered

Pricing Date:	February 3, 2016

Settlement Date:	February 8, 2016 (T+3)

Maturity Date:	February 8, 2019

Coupon:	1.65%

Price to Public:	99.881%

Benchmark Treasury:	1.125% due January 15, 2019

Benchmark Treasury Yield:	0.891%

Spread to Benchmark Treasury:	+80 basis points

Yield to Maturity:	1.691%

Interest Payment Dates:	Semi-annually on February 8 and August 8, commencing August 8, 2016

Optional Redemption:
At any time, the Bonds will be redeemable, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Bonds being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (other than accrued interest) discounted on a semi-annual basis at the Treasury Rate, plus 15 basis points, plus accrued and unpaid interest on the Bonds being redeemed to, but excluding, the redemption date.

Denominations:	$2,000 x $1,000

CUSIP:	637432 NH4 / US637432NH45

Joint Book-Running Managers:	Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Mizuho Securities USA, Inc.
J.P. Morgan Securities LLC
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
Regions Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Mitsubishi UFJ Securities (USA), Inc. by calling toll-free at 1-877-649-6848, RBC Securities, LLC by calling toll-free at 1-866-375-6829, Scotia Capital (USA) Inc. by calling toll-free at 1-800-372-3930 and U.S. Bancorp Investments, Inc. by calling toll-free at 1-877-558-2607.